Exhibit 10.2

REGISTERED

R-1	$3,606,720

ARTESIAN WATER COMPANY, INC.
GENERAL OBLIGATION NOTE
(NEW CASTLE COUNTY WATER MAIN TRANSMISSION REPLACEMENTS PROJECTS)
SERIES 2011-SRF

Final Maturity Date: July 1, 2032

REGISTERED OWNER:	Delaware Drinking Water State Revolving Fund, Delaware Department of Health & Social Services, Division of Public Health

PRINCIPAL AMOUNT:	Three Million Six Hundred and Six Thousand Seven Hundred and Twenty Dollars ($3,606,720)

ARTESIAN WATER COMPANY, INC., a corporation of the State of Delaware (hereinafter referred to as the "Company"), for value received hereby acknowledges itself indebted and promises to pay to the DELAWARE DRINKING WATER STATE REVOLVING FUND, or to any other registered owner hereof, the principal sum of THREE MILLION SIX HUNDRED AND SIX THOUSAND SEVEN HUNDRED AND TWENTY DOLLARS ($3,606,720) or so much thereof as shall actually be advanced to the Company by the Delaware Drinking Water State Revolving Fund acting by and through Delaware Department of Health & Social Services, Division of Public Health (the "Department") pursuant to the Financing Agreement dated as of July 15, 2011 (the "Financing Agreement") between the Company and the Department.

This Note is being issued in order to provide funds to:  (i) finance the cost of replacing transmission mains in eight of the Company’s service areas, as more fully described in Exhibit A to the Financing Agreement (the "Project") and (ii) pay certain administrative costs and costs of issuing this Note.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Financing Agreement.

The Company shall pay to the Department, on the principal amount drawn down and outstanding hereunder from the date(s) drawn, interest at the rate of 1.700% per annum and an administrative fee at the rate of 1.700% per annum (collectively, interest and the administrative fee are referred to herein as "Fee").  Such Fee shall accrue starting on the date hereof (the "Closing") through the Final Maturity Date or prepayment in full hereof.  The Company shall pay Fee hereunder initially on January 1, 2012 and semiannually thereafter on each January 1 and July 1 (each, a "Payment Date").  The Company shall pay only Fee and no principal during the period commencing with the Closing through the earlier of (i) the Payment Date next succeeding the date on which the Project is actually completed (which, as of the Closing, is projected to be July 31, 2013) and (ii) July 15, 2013 (which is two years from the Closing).  (The date which is the earlier of (i) and (ii) is herein referred to as the “Amortization Start Date”).  After the Amortization Start Date, Fee and principal shall be payable on the outstanding principal amounts drawn hereunder semiannually, on each Payment Date, commencing on the Payment Date next succeeding the Amortization Start Date and continuing on each of the next 39 following Payment Dates, in an amount sufficient to amortize all principal drawn with substantially equal semiannual payments of principal and Fee over twenty (20) years.  Once determined, Payment Dates shall remain the same throughout the term of this Bond.

If by July 15, 2012, which is one year from the date of Closing, (i) the Company has not submitted requisition(s), in the manner required by Section 3.2 of the Financing Agreement, for more than ten percent (10%) of the Project Costs, and (ii) the Department has not received a copy of each Notice to Proceed, the Department may in its discretion assess a penalty equal to one percent (1%) of the Loan Proceeds (the "Penalty").  Such Penalty may be drawn by the Department from the Loan Proceeds.  It is within the Department’s complete discretion whether to impose the Penalty based upon its review of affirmative steps taken by the Company to commence and complete the Project and the totality of the circumstances surrounding any such delay in requesting disbursement of Loan Proceeds.

Notwithstanding the foregoing, all unpaid principal and Fee shall be paid in full on July 1, 2032 (the “Final Maturity Date”).  The Fee hereon shall be calculated on the basis of a 360-day year and paid for the actual number of days elapsed.  Both the principal of and Fee on this Note are payable in lawful money of the United States of America.  Principal and Fee on this Note shall be paid by check or draft mailed or remitted electronically to the Registered Owner, as shown on the books and records of the Company, not later than 5:00 p.m. (eastern time zone) on the Payment Date.

This Note is authorized and issued pursuant to the governing laws of the Company and the laws of the State of Delaware and resolution(s) adopted by the Company on June 29, 2011.

At the option of the Company and upon providing prior written notice to the Registered Owner hereof, as shown on the books and records of the Company, this Note may be prepaid in whole or in part, without penalty, at any time, and any prepayment in part of this Note shall be applied to all or a portion of the principal installments then outstanding as shall be specified by the Company.  If all or a portion of this Note is called for redemption, it or the portion so called will cease to bear Fee on the specified redemption date provided that funds for the payment of the principal amount of the portion of the Note so called for redemption and the accrued Fee thereon to the redemption date are on deposit at the place of payment on the redemption date.

It is hereby certified and recited that all conditions, acts, and things required to exist, be performed or happen, precedent to or in the issuance of this Note, do exist, have been performed and have happened.  This Note is a valid and legally binding general obligation of the Company.

This Note may be transferred by the Registered Owner hereof in person or by its attorney duly authorized in writing.  The Company may deem and treat the Registered Owner as the absolute owner hereof for the purpose of receiving payment of, or on account of, the principal hereof and Fee due hereon and for all other purposes.

The provisions of this Note shall be construed and enforced under the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer of the Company and its seal to be impressed hereon and attested by the manual signature of the Secretary of the Company, and this Note to be dated July 15, 2011.

ARTESIAN WATER COMPANY, INC.

By:	/s/ David B. Spacht
Name: David B. Spacht
Title: Chief Financial Officer and Treasurer

/s/ Joseph A. Dinunzio
Joseph A. Dinunzio
Secretary